Exhibit 5.1

January 14, 2009 Rentech, Inc. 10877 Wilshire Boulevard, Suite 710 Los Angeles, California 90024
140 Scott Drive
Menlo Park, California  94025
Tel: +1.650.328.4600  Fax: +1.650.463.2600
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi        Munich
Barcelona          New Jersey
Brussels            New York
Chicago             Northern Virginia
Doha                  Orange County
Dubai                 Paris
Frankfurt           Rome
Hamburg           San Diego
Hong Kong      San Francisco
London             Shanghai
Los Angeles    Silicon Valley
Madrid              Singapore
Milan                 Tokyo
Moscow            Washington, D.C.

Re:  Rentech, Inc.; Registration Statement No. 333-132594
                       Warrants to purchase 4,993,379 shares of common stock

Ladies and Gentlemen:

We have acted as special counsel to Rentech, Inc., a Colorado corporation (the “Company”), in connection with the proposed issuance of warrants (the “Warrants”), to purchase 4,993,379 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), subject to adjustment, pursuant to (i) a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2006 (File No. 333–132594) (the “Registration Statement”) which includes a base prospectus dated March 30, 2006 (the “Base Prospectus”) and (ii) a prospectus supplement dated January 14, 2009 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  Various matters concerning the Common Stock, the due incorporation, valid existence and good standing of the Company and the authorization, execution and delivery of the Warrants are addressed in the opinion of Holland & Hart LLP, which has been separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrants have been duly executed and delivered by the Company against payment therefor in the circumstances contemplated by the Prospectus, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

January 14, 2009

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (d) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (e) waivers of broadly or vaguely stated rights; (f) provisions for exclusivity, election or cumulation of rights or remedies; and (g) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants have been duly authorized, executed and delivered by the parties thereto and (b) that the status of the Warrants as legally valid and binding obligations of the parties is not affected by any: (i) breaches of, or defaults under, agreements or instruments; (ii) violations of statutes, rules, regulations or court or governmental orders; or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 14, 2009 and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP